Exhibit 10.18

Between Landlord	Landlord's tax ID/identification number 3 06/ 5731/0216	Contract number (to be entered by the landlord) 2 2

Last name, first name, married couple, company Schmidts GmbH & Co. KG Real Estate, Commercial Register No.: HRA 4430	Date of birth
Last name, first name, spouses, company	Date of Birth
Authorized representative of the company Henrike Mintert and Rainer Schmidts
Street No. Josef-Baumann-Str. 37 a	Zip code City 44805 Bochum
Phone 0234/853865	Email schmidts-immobilien@outlook.de
Represented by (e.g., property management) Ms. Henrike Mintert
Street No. Josef-Baumann-Str. 37a	ZIP City 4 4805 Bochum
Phone 015221020192	Email schmidts-immobilienCoutlook.de
and
Tenant
Last name, first name, maiden name, spouses, company name, legal form, commercial register ANTRIC GmbH, Commercial Register No.: HRB 18749		Date of birth
Authorized representative of the company Gregory Hancke *02/03/1964,	Peter Zuguang Wang *09/07/1954
Street No. Heitkampsfeld 20		Zip code City 44652 Herne
Phone 015123477324	Email Ugur.HocaogluOantric.de
and
Last name, first name, maiden name, spouses, company name, legal form, commercial register	Date of birth
Authorized representative of the company
Street No.	Zip code City
Phone	Email
the following lease agreement is concluded:

Commercial Lease Agreement 08/2024-GE-COM
Publisher: Haus & Grund Verlag GmbH – Elisabethstr. 4, 44139 Dortmund Phone +49 (0)231 / 95 83 0 ' Fax +49 (0)231 / 95 83 95verlag@haus-und-grund.com www.haus-und-grund.com- © Copyright Haus & Grund Verlag. Reproduction and duplication of any kind prohibited!

§ 1 Leased Premises

I.	Property Description

1. The landlord rents to the tenant the following premises located on the property

Street No. Josef-Baumann-Str. 37 b	ZIP Code City 44805 Bochum

Premises or parts of buildings located

e.g., retail space, sales area, office space, practice space, workshop, storage space, etc. Office over 68 sqm and warehouse 340 sqm with 5 parking spaces

The following ancillary spaces are also included in the lease

e.g., storage room, basement, garage, parking space, underground parking space, etc.

as well as the following accessories

e.g., store counter, refrigeration system, furniture, etc.

2. The rental is exclusively for use as

Precise description of the business, e.g., office, store, practice, etc. Commercial

3. Changes to the nature of the business require the prior express consent of the landlord. Consent may be denied if the landlord’s legitimate interests are affected.
4.The tenant shall obtain any official permits required in connection with structural alterations made by the tenant that result from the nature of the business. The tenant shall also bear any costs incurred thereby, as well as any premium increases resulting from changes to insurance policies. None of this applies if the permits in question are ones that the landlord is already obligated to obtain on the premises, even without the tenant’s structural alterations. It is the tenant’s responsibility to meet the personal requirements for any necessary licenses. The risk of use is the tenant’s responsibility, provided that the cause lies solely in the tenant’s personal circumstances.
5. The tenant will be provided with the following keys for the duration of the lease:

If additional keys are required, the tenant may obtain them only after obtaining the landlord’s prior consent.

Commercial Space Lease Agreement 08/2024-GE-COM
Publisher: Haus & Grund Verlag GmbH ' Elisabethstr. 4, 44139 Dortmund ' Phone +49 (0)231 / 95 83 0 Fax +49 (0)231 g5 g3 95verlag@haus-und-grund.com www.haus-und-grund.com Ö Copyright Haus & Grund Verlag. Reprinting and reproduction of any kind prohibited!
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%  If the tenant loses or destroys the keys provided, the landlord is entitled to claim damages, as  well as in the event of the loss and/or destruction of additional keys that were handed over or procured by the tenant, and if there is a concrete risk to the rental property, to have a replacement lock and the necessary number of keys  manufactured at the tenant’s expense.  The tenant reserves the right to prove that the amount of damage was lower.

6. Before signing the lease agreement, the tenant and landlord inspected the rental property together and noted the condition of the property

☒	The condition of the premises known to the tenants is in accordance with the contract.

II. Renovations and Additions

1. The tenant agrees to have the following work performed on or in the rental property at his own expense prior to moving in, or, if that is not possible, no later than	Date

to have the following work performed in or on the rental property at his own expense:

Prepare a detailed description of defects; if necessary, prepare a separate handover report

The landlord agrees to do so before the tenant moves in or, if that is not possible, by no later than	oatum '2 2

'have the following work performed on the rental property at his own expense'.

Provide a detailed description of the defects; if necessary, prepare a separate handover report
In the office wing, the walls will be painted white, the existing drywall ceiling will be removed, and the carpet will be taken up. The existing restrooms will be renovated and the stairwell will be painted. On the upper floor, the existing shower room, kitchen, and hallway will be converted into an open-plan office.
The bathroom in the basement will be converted into a kitchen. In the hall, there are walls that ; these walls are to remain in place. The shelves and built-in mezzanine floors in the smaller offices will be removed.

§ 2 Lease Term

The lease begins on	Date January 15, 2025

☐	1. Lease Agreement for an Indefinite Term

The tenancy is for an indefinite period. The notice periods are set forth in Section 24 of this agreement.

“Please check the applicable option!
Commercial Space Lease Agreement 08/2024-GE-COM
Publisher: Haus & Grund Verlag GmbH - Elisabethstr. 4, 44139 Dortmund Phone +49 (0)231 / 95 83 0 Fax +49 (0)231 / 95 83 95verlag@haus-und-grund.com www.haus-und-grund.com - © Copyright Haus & Grund Verlag. Unauthorized reproduction or duplication of any kind is prohibited!

☐*   2. Fixed-term lease agreement

Date
The lease term begins on

Renewal options

a) ☐ The lease is extended by	-"	months, unless it is terminated	""
months prior to its expiration unless terminated by the landlord or tenant.

b) ☐ The lease agreement is extended once by	months, unless it is terminated no later than
is terminated by the tenant several months before its expiration.

The following requirements regarding the admissibility of price escalation clauses must be observed if an index-linked rent is agreed upon under § 3(3):
•  The lease must be concluded for a term of at least 10 years, or the landlord waives the right to ordinary termination for 10 years, or
•  The tenant has the right to extend the lease for 10 years.

Section 3 Rent
1. The monthly rent is plus any applicable sales tax.	€	In words:
	2,538.90	two thousand five hundred thirty-eight euros and ninety cents

☐*   2. Graduated rent

The rent specified in Section 1 applies for the first twelve months from the start of the contract. It will then increase to:

1.	- - €	from - -	6.	- - €	from - -
2.	- - €	from - -	7.	- - €	from - -
3.	- - €	from - -	8.	- - €	from - -
4.	- €	from - -	9.	- - €	from - -
5.	- - G	from - -		plus any applicable sales tax.

The final phase period ends 12 months after its effective date, unless otherwise agreed in § 29.
In particular, the rent is not fixed for a fixed-term lease (Section 2(2)). This also applies to the lease term beginning upon the effective date of the last graduated rent. The contracting parties are entitled or obligated to adjust the rent in accordance with the conditions specified in § 3(3) (Index-linked rent/value protection) and § 16 (Maintenance and modernization measures by the landlord or third parties).
_____
* 3.	Index-linked rent/value protection (Please note the requirements for the admissibility of price escalation clauses under § 2(2))
a)  If the consumer price index for Germany, as determined by the Federal Statistical Office (www.destatis.de), changes by more than 5 percent compared to the level at the start of the contract or compared to the last rent adjustment, the net rent/base rent shall change accordingly. A declaration of rent adjustment from the other contracting party is not required. The rent shall change as of the beginning of the next month following the first occurrence of the percentage change. If previously published index figures are subsequently amended due to a conversion of the index to a new basis, the rent calculated based on the old index series shall apply until the calendar month following the first official publication of the new index series. From that point on, the rent shall be based on the new index series.
* Please check the applicable box!

Commercial Space Lease Agreement  08/2024-GE-COM
Publisher: Haus & Grund Verlag GmbH Elisabethstr. 4, 44139 Dortmund - Phone +49 (0)231 / 95 83 0 Fax’+4’ 3”“1 / 95*g3‘95verlag@haus-und-grund.com www.haus-und-grund.com 0 Copyright Haus & Grund Verlag Reproduction and duplication of any kind prohibited!

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The provision is applicable repeatedly if the conditions described above are met based on the respective preceding rent adjustment.

b)   The parties agree that the following reservation of performance shall be deemed agreed upon unless the contracting parties parties have not agreed upon a priority and effective option for increase, in particular pursuant to Section 2 or Section 3(a).

c. Performance Reservation
If the consumer price index for Germany as a whole, as determined monthly by the Federal Statistical Office, changes in the future compared to the level at the time of contract conclusion, or if a new regulation results in an increase of more than 5 percent, either upward or downward,  below, both contracting parties are entitled to request a reassessment of the base rent in writing.

If the contracting parties cannot reach an agreement, an expert appointed by the Chamber of Industry and Commerce shall decide on the rent amount as an arbitrator. The decision shall be based on changes in the cost of living and on the development of rental rates for commercially used properties.

The parties shall each bear half of the expert’s costs.The new base rent will change as of the beginning of the next month following the date on which the index level specified in Section 3(c)(1) is reached, even if an agreement or decision by the expert is not reached until a later date.

§ 4 Value-Added Tax Option

If the landlord has opted for the VAT option at the time of or after the conclusion of the contract, he is entitled to charge VAT at the applicable statutory rate on the rent (§ 3), operating costs (§ 5), and other payments subject to VAT.

§ 5 Operating Costs

1. In addition to the rent (§ 3), the tenant shall pay for operating costs, plus VAT where applicable (see § 6), in accordance with the latest version of the Operating Costs Ordinance, to the extent that such costs are actually incurred:
€320.00
a monthly advance payment in the amount of

For heating and hot water supply costs the tenant shall additionally pay a monthly advance payment in the amount of	€125.00
Other operating costs include, in particular:
•
The costs of the technical and administrative management of the rental property, account management fees, and janitorial costs,
~~Die Kosten der Bewachung und Sicherheit~~
~~hierzu gehören die Kosten der Alarmanlage, Fernseh- und Videoüberwachung, des automatischen Schließsystems,~~
~~Notrufsystems, Notstromaggregats, der Türschließanlage, des Codekartensystems, der Türsprechanlage, Wach- und Schließgesellschaft, des Nachtwächters.~~
 ~~Die Kosten fur Brandschutzmabanhmen,~~

 ~~Wie Fuerlescher Sprinkleranlage, Brandmeldeanlage and Rauchwarnmelder einschlieBlich deren Anmietkeston, Rauchabzugsanlage, Blitzschutzanlage, wasserhydrant, Druekerhohungsanlage and die Kesten einer etwaigen Haus Rauchabzugsanlage, Blitzschutzanlage, Wasserhydrant, Druckerhohungsanlage and die Kosten einer etwaigen Hausfeuerwehr.~~

•
The costs of special waste disposal such as garbage chutes, vacuum waste collection systems, waste compactors and shredders, waste sorting facilities, bulky waste removal, and waste volume measurement systems.

•
The costs of special energy, heating, and air conditioning systems such as ventilation and air conditioning systems, integrated ventilation system inspections, solar and wind power systems, heat recovery systems, exhaust gas filtration and cleaning, exhaust gas blowers, and exhaust gas catalysts.

•
The costs of special water and wastewater systems These include the costs of cleaning sewer pipes, drainage channels and gutters, storm drains and drain screens, backflow prevention devices, the hygienic testing of water and wastewater, the costs of flow restrictors, the on-site wastewater treatment plant and pumping station, the cleaning and testing of wastewater, the use of so-called graywater,

•	The costs of cleaning work such as street cleaning, gutter cleaning, facade cleaning, and graffiti removal.
•
The costs for inspection, maintenance, and testing This includes the costs of maintaining the electrical and plumbing systems, the costs of maintaining windows and doors, the costs of oil tank leak testing,

Commercial Lease Agreement 08/2024-GE-COM
Publisher: Haus & Grund Verlag GmbH, Elisabethstr. 4, 44139 Dortmund, Germany. Phone: +49 (0)231 / 95 83 0, Fax: +49 (0)231 / 95 83 95,verlag@haus-und-grund.com , www.haus-und-grund.com-. Copyright © Haus & Grund Verlag. Unauthorized reproduction or duplication of any kind is prohibited!

•
~~Die Kosten gemeinsamer Telekommunikationseinrichtungen~~
~~wie Gemeinschaftsantennenanlage, Breitbandverteilanlage, Betrieb einer gebäudeinternen Glasfaser-Verteilanlage, hausinterne Datenkommunikationseinrichtungen, Medienanschlüsse, Videoüberwachung.~~

•
~~Die Kosten von Gemeinschaftseinrichtungen~~
 ~~Hierzu gehören Schwimmbad, Sauna und Kinderspielplatz, die Kosten des gemeinsamen Empfangs, der zentralen Heizungsanlage, des Betriebs des Aufzuges, Gartenpflege-Dienstes~~

•	~~Die Stromkosten des Garagengebäudes und der Tiefgarage und die Kosten der Dachrinnenheizung~~

2. Operating costs also include the costs for cleaning and maintenance of floor heating systems and hot water appliances (including emission control measurements), for which the tenant makes advance payments. Billing is based on the actual costs attributable to the unit or, if this is not possible, according to the allocation formula for heating and hot water.
3. The allocation of operating costs and other costs to the individual tenants is carried out by the landlord in accordance with § 8, e.g., in proportion to the living and usable areas or by fractions and/or based on the results of consumption metering, as well as in accordance with §§ 9 and 10 of this contract. The introduction of new operating costs and/or other costs is carried out in accordance with § 8
4. To the extent that a direct contract is possible between the tenant and the relevant utility provider, e.g., district heating, gas, electricity, water, the tenant agrees to enter into a direct contract with the utility provider if the landlord requests this in writing. If a direct contract is not possible, the supply shall be provided through the landlord. The costs incurred thereby shall be borne by the tenant.
§ 6 Payment of Rent, Operating Costs, and Other Surcharges, Sales Tax
1.  The tenant shall make the following payments in advance, free of charge, to the landlord or to a person authorized by the landlord to receive them, on a monthly basis, no later than the third business day of each month.
Base rent (§ 3)		€2,538.90
Utility costs (§ 5) excluding heating and hot water		€320.00
Heating and hot water costs (Section 5, Paragraph 1; Sections 9 and 10)		€12.50
Other costs: Electricity, current price 0.25f/kWh		€55.00
Subtotal		3,038.90 S
VAT currently	19X	577.39 €
Total		3,616.29 €

☒	2.	The total amount, including any applicable VAT, is to be paid to the account

Account holder (Last name, First name, Company) Schmidts GmbH & Co. KG Real Estate	Name of the bank Commerzbank (formerly Dresdner Bank)
IBAN DE15 4308 0083 0806 4842 01	BIC of the bank DRESDEFF430

3. At the landlord’s request, the entire rent—including surcharges, fees, advance payments for operating costs, and additional payments—must be paid by the tenant via the SEPA Direct Debit scheme for the entire duration of the lease agreement. The tenant must ensure sufficient funds are available to cover the payments due. The tenant shall bear any costs charged to the landlord in connection with dishonored SEPA direct debits. The tenant is entitled to revoke the direct debit authorization only for good cause.
4.  In the event of late payment, the landlord is entitled to charge any reminder fees and late payment interest. The timeliness of the payment depends not on the date of dispatch, but on the date of receipt or the date the amount is credited.
5.  If the tenant is in default of rent payment, payments shall first be applied to the costs incurred due to the default, including any legal costs, then to the interest, and finally to the principal debt, starting with the oldest debt.

*Please check the appropriate box!	Commercial Lease Agreement 08/2024-GE-COM
Publisher: Haus & Grund Verlag GmbH ' Elisabethstr. 4, 44139 Dortmund ' Phone +49 (0)231 / 95 83 0 Fax +49 (0)231 / 95 83 95verlag@haus-und-grund.com www.haus-und-grund.com- © Copyright Haus & Grund Verlag—Reproduction and duplication of any kind prohibited!

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6. In the event of default, the tenant shall owe default interest at a rate of 8 percent above the base rate pursuant to § 247 BGB. The landlord’s right to claim higher damages for default upon providing appropriate proof remains unaffected.

§ 7 Rental Security Deposit 1. At the start of the lease, the tenant pays the landlord a security deposit in the amount of ct e au	€7,500.00
The landlord is entitled to make the handover of the rental property contingent upon payment of the security deposit.
2. The landlord may, during the lease term, apply the security deposit to satisfy claims arising from the lease agreement satisfy. In this case, the tenant is obligated to restore the security deposit to its original amount. The tenant is prohibited from offsetting the claim for repayment of the security deposit against any claims due from the landlord during the lease term.
3. If the landlord agrees to a bank guarantee as security for the rent, it must be provided as a directly enforceable guarantee on first demand. Upon request by the landlord, the guarantor must pay immediately without the landlord having to demonstrate or prove his substantive entitlement. The guarantor may not be entitled to discharge himself by making a deposit.
4. Upon termination of the lease agreement, the security deposit shall be refunded or returned to the tenant upon proper return of the leased property, provided that the landlord does not assert any counterclaims arising from the lease agreement.
5. In the event of a change in landlord, the tenant agrees to the sole liability of the new landlord if the latter confirms to the tenant that he has received the security deposit. The tenant agrees to the release of the previous landlord from liability.
§ 8 Settlement, Allocation, and Adjustment of Operating Costs
1.  Advance payments for operating costs shall be settled once a year. Any differences must be settled by the tenant within one month and by the landlord immediately.
~~2. Falls Kein anderer Verteilngsschlussel vereinbart ist, Kann der Vermieter die Betriebskosten grundsatzlich im Verhaltnisder Wohn-und Nutzflachen umlegen. Betriebskosten, die von einem erfassten Verbrauch oder einer erfassten Verursachungdurch die Mieter abhangen, sind nach einem Mabastab umzulegen, der dem untersehiedlichen Verbrauch oder der unter sehiedlieehen Verursachung Reehnung tragt.~~
3. If the leased property is subject to partial or separate ownership, the operating costs incurred by the owners’ association (e.g., building insurance, street cleaning costs, janitorial services) are billed based on the final annual statement issued by the WEG administrator. The calculation is based on the costs actually paid during the billing year. The costs incurred by the landlord as a co-owner or owner of a separate unit (e.g., property tax) are included in the statement to the extent that they were incurred during the billing year.
~~4. Wenn sich die laufenden Betriebskosten in einem Umfang erhöhen, dass die vom Mieter zu erbringenden Vorauszahlungen für das gesamte Abrechnungsjahr eine nicht unerhebliche Unterdeckung erwarten lassen, kann der Vermieter nach billigem Ermessen (§ 315 BGB) vom Mieter für die Zukunft ab dem jeweils nächsten Mietzahlungstermin die Zahlung eines erhöhten, voraussichtlich kostendeckenden Vorauszahlungsbetrages verlangen. Zur Zahlung der erhöhten Vorauszahlungen hat der Vermieter den Mieter in Textform unter Beachtung einer angemessenen Frist sowie unter Angabe des Erhöhungsgrundes aufzufordern. Für die Begründung der Erhöhung bedarf es keiner Zwischenabrechnung über die Betriebskosten, sondern nur einer summarischen Erläuterung derjenigen Umstände, die eine nicht unerhebliche Unterdeckung erwarten lassen.~~
5. If operating costs are incurred for the first time, are newly introduced, or if certain costs are eliminated, the landlord must take this into account as part of proper management when apportioning costs and when collecting and adjusting the advance payment.
6. The tenant is liable for the portion of the apportionment attributable to him under Section 4 as of the first day of the month following the declaration. Retroactive increases are to be borne by the tenant from the date they arise.
7. If the operating costs specified in § 5 are included in the rent specified in § 3 and are not payable in addition to the rent, changes in the operating costs entitle the parties to an adjustment.
8. Goods and services provided by the landlord or his relatives that result in savings on operating costs may be valued at the amount that would be payable for the services of a third party, namely a company, but excluding the third party’s or the company’s sales tax.
9. The tenant must submit any objections to the utility bill in writing to the landlord within 3 months of receiving the bill. Otherwise, the bill is deemed accepted if the landlord has noted this legal consequence in the bill, provided that the tenant was not prevented from objecting to the bill through no fault of their own.
* - see § 29
Commercial Lease Agreement 08/2024-GE-COM
Publisher: Haus & Grund Verlag GmbH Elisabethstr. 4, 44139 Dortmund - Phone +49 (0)231 / 95 83 0 Fax +49 (0)231 / 95 83 95verlag@haus-und-grund.com www.haus-und-grund.com- 0 Copyright Haus & Grund Verlag. Reprinting and reproduction of any kind prohibited!

§ 9 Central Heating

1. The central heating system shall be kept in operation during the period from October 1 to April 30 of each year (heating season) during normal business hours business hours in such a way that the rented premises maintain an appropriate temperature. Except in particularly justified individual cases, the operation of the heating system may be requested outside the heating season,
2. In the event of short-term malfunctions of the technical equipment, force majeure, official orders, or other circumstances preventing the provision of the service (e.g., fuel shortages), heating—including substitute heating—cannot be demanded. Damages—The tenant’s claims for damages against the landlord may only be asserted under the conditions set forth in § 27 E. The landlord is obligated to immediately take the necessary and reasonable steps to remedy the interruption in the operation of the central heating system E
3. The tenant is obligated to keep the radiators in the rented premises in working order. If the tenant fails to fulfill this obligation , this does not exempt him from the obligation to pay his share of the heating operating costs, namely without prejudice to the landlord’s further claims for damages.
4. The tenant is obligated to pay the proportionate costs for the operation of the central heating system.
a) The costs of operating the central heating system, including the exhaust system, include the costs of the fuel consumed and its delivery, the costs of operating electricity, and the costs of operation, monitoring, and Maintenance of the system, regular checks of its operational readiness and safety, including adjustment by a qualified technician, cleaning of the system and the equipment room, the costs of measurements pursuant to the Federal Immission Control Act, the costs of renting or otherwise obtaining the use of equipment for consumption measurement, as well as the costs of using such equipment for consumption measurement, including the costs of calculation and allocation.
b) The costs of district heating supply include the costs of heat supply (base rate, variable rate, and billing rate) and the costs of operating the associated building systems in accordance with Section 4(a).
5. The tenant shall bear the costs of interim meter readings caused by his or her move-out.
6. Heating and hot water costs are allocated in accordance with the provisions of the Heating Costs Ordinance where required by law; in all other cases, they are allocated at the landlord’s reasonable discretion.
7. The proportionate heating operating costs are to be paid monthly in advance.
8. To the extent that the tenant operates the heating system independently and at his own risk (e.g., individual unit heating), he is responsible for procuring fuel and bearing the costs of operating the system. The tenant is obligated to treat the heating system properly and with care, to keep it in constant operation to the usual extent during the heating season, and to have it serviced once a year at regular intervals by a qualified technician—or, in the case of gas systems, by a heating specialist—at the tenant’s expense. The preceding paragraphs apply mutatis mutandis.
The landlord has the right to switch the central heating and hot water supply system, which he operates himself, to district heating or local heating (heat contracting). He is entitled to enter into a corresponding heat supply contract with a third party. The tenant is obligated to bear a proportionate share of the costs of the heat supply.

§ 10 Water and Hot Water Supply

1. Tap water used by the tenant not for personal use but for commercial purposes must be measured by a separate water meter. The tenant is responsible for the costs of water consumption and the associated sewage charges, as well as the costs of installing, operating, and maintaining the meter.
2. Hot water is supplied year-round as a matter of system design, unless the tenant operates the system independently in accordance with § 9(8). The tenant is obligated to pay the proportionate costs for the operation of the hot water supply. Hot water costs are allocated in accordance with the provisions of the Heating Costs Ordinance, to the extent that this is mandatory; otherwise, at the landlord’s reasonable discretion. These operating costs include the costs of water heating in accordance with § 9 and the water supply costs, unless they are billed separately. Water supply costs include the costs of water consumption, basic fees, and meter rental; the costs of using submeters; the costs of operating an in-house water supply system and a water treatment plant, including treatment chemicals; and the costs of maintenance and upkeep. The details of the tenant’s payment are determined by applying §§ 5, 8, and 9 mutatis mutandis. The tenant bears the costs of interim meter readings. The tenant is obligated to pay their share of the costs even if they do not use hot water. In all other respects, the provision under § 9(2) applies mutatis mutandis.

§ 11 Set-off, Reduction, and Right of Retention

1. The tenant may “only” set off claims for defects in the leased property against the rent and operating costs, exercise a right of retention, or raise the defense of non-performance of the contract

Commercial Space Lease Agreement 08/2024-GE-COM
Publisher: Haus & Grund Verlag GmbH Elisabethstr. 4, 44139 Dortmund - Phone +49 (0)231 / 95 83 0 Fax +49 (0)231 / 95 83 95verlag@haus-und-grund.com www.haus-und-grund.com- 0 Copyright Haus & Grund Verlag. Reprinting and reproduction of any kind prohibited!

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2. The tenant is not entitled to a reduction in rent, operating costs, or other payment obligations if the condition of the rental property existed at the time the lease was entered into. Furthermore, the tenant is not entitled to a reduction in rent, operating costs, or other payment obligations in the event of a defect that impairs the use of the the right of the tenant to reclaim any excess rent paid, if the right to a reduction is undisputed or has been legally established, remains unaffected. In who is in default of rent payments pursuant to § 6 of this contract, the right to a reduction is excluded. Any claim by the tenant for the rectification of defects remains unaffected by this.

§ 12 Subletting, Use of the Rental Property

1. Without the landlord’s permission, the tenant is not entitled to sublet the rental property or to otherwise independently of the leased property to third parties. Any permission to be granted or granted in cases of legitimate interest applies only to the individual case. It may be denied or revoked for good cause. Section 540(1) sentence 2 of the German Civil Code (BGB) does not apply.

2. In the event of subletting, the tenant hereby assigns to the landlord all claims against the subtenant s security in the amount of the rent owed in each case in accordance with § 6.

§ 13 Wall Space, Advertising Structures, Vending Machines

1. The use of wall surfaces on or inside the building for advertising purposes, for the installation or attachment of vending machines, or for any other purpose requires the landlord’s prior written consent, which may be granted for a limited period, subject to terms and conditions, or revoked for good cause. In all of the aforementioned cases, the landlord may demand that the property be restored to its original condition. The tenant is liable for all damages caused by his or her fault in connection with installations of this kind. This provision also applies to modifications, renovations, or the replacement of such installations that are present at the time of the lease.

2. The tenant is responsible for ensuring that advertising structures, such as company signs and the like, awnings, and other items to be installed outdoors are securely mounted at an appropriate height to prevent any property damage or personal injury. Local regulations must be observed. The tenant is liable for any resulting damage and is obligated to provide compensation.

3. Wall surfaces, advertising structures, and vending machines must be tastefully designed to suit the surroundings, match the style of the property, and be consistent with the facilities of other businesses operating on the property.

4. The tenant shall bear the cost of any necessary permits and associated follow-up costs.

§ 14 Installation of Machinery, Equipment, and Other Facilities

1. Before installing machinery, equipment, or other systems, the tenant must inquire with the landlord and the relevant authorities regarding the permissible load. Furthermore, the tenant must obtain the landlord’s prior written consent for installation and operation. If any damage is caused to the tenant, the landlord, or a third party as a result of exceeding the permissible load limit, the tenant shall be solely responsible and liable for compensation.

2. If any adverse effects become apparent—such as cracks in the walls caused by vibrations or other damage—the machinery, equipment, and other installations must be removed at the landlord’s request.

§ 15 Structural alterations and installations by the tenant

1. Structural alterations to the rental property, in particular conversions, fixtures, installations, and the like, may only be carried out with the prior written consent of the landlord. Such consent may be contingent upon the tenant’s commitment to fully or partially restore the property to its previous condition upon moving out.

2. If the tenant carries out structural alterations with the landlord’s consent and official permits are required for such alterations, the tenant must obtain these at his own expense. The same applies if official permits are or become necessary due to the nature and use of the leased property.

3. If the tenant fails to obtain the necessary official permits or if such permits are not granted, or if the tenant violates the laws, ordinances, or bylaws upon which the permit is based, the tenant shall be liable to the landlord for any resulting damages (e.g., fines).

4. Upon termination of the lease, the tenant must first offer the landlord the facilities with which the tenant has equipped the leased property. If the landlord is not willing to accept them, the tenant is obligated to remove the fixtures and restore the property to its original condition.

* wie z.B. ~~Elektroinstallationen~~ Elektroinstallationen
Gewerberaum-Mietvertrag · 08/2024-GE-COM
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5. If the tenant fails to fulfill his obligations despite the setting of a deadline or where such a deadline is unnecessary, the landlord landlord may claim damages.

§ 16 Maintenance and Modernization Measures by the Landlord or Third Parties

1. The tenant shall bear the costs of maintenance measures of any kind as well as measures for hazard prevention and damage repair

2. This also applies to measures aimed at modernization and energy conservation, as well as to such extensions, alterations, and measures for which the landlord is not responsible (legal requirements, such as mandatory connection and use, retrofitting with thermostatic valves, heating controls, environmental protection measures, etc.). In this context, the tenant’s legitimate interests of the tenant must be taken into account.

3. The tenant must keep the relevant rooms accessible and may not or delay the performance of the work; otherwise, the tenant shall bear the resulting costs.

4. The tenant may only assert claims for damages against the landlord, particularly with regard to consequential damages, under the conditions of § 27.

5. In the case of improvements in value, energy-saving measures, and other such measures to the leased property and its land for which the landlord is not responsible, the landlord is entitled to reduce the annual rent, if applicable on a pro-rata basis, by 15% of the costs incurred by him.

6. In the case of expenses incurred by the landlord for connections to utility and waste disposal lines (e.g., connection fees, network contribution fees, etc.) as well as for road construction costs (development, expansion, and reconstruction fees, etc.) and compensation payments in redevelopment or development areas, this increase amounts to 7% of the costs incurred.

§ 17 Prevention of Damage, Maintenance, Decoration, Purchase of Glass Breakage Insurance, Cleaning and Gritting Obligations

1. The tenant must ensure that other residents of the property are not unduly disturbed by the operation of the business. In particular, the tenant must take necessary precautions to prevent any disturbances. The tenant must ensure proper cleaning, ventilation, and heating of the leased premises and must treat the premises and the fixtures therein with care. In particular, if the windows are airtight, the tenant must heat and ventilate the premises in such a way that any resulting indoor moisture does not cause moisture damage.

2. Containers intended for household waste must not be filled with waste from commercial operations (e.g., waste paper, cardboard boxes, wood shavings, metals, oils, batteries, and similar materials and substances). The tenant must dispose of waste generated by their business—and in particular environmentally harmful waste—at their own expense and in accordance with applicable environmental and safety regulations. Items such as boxes or materials may only be stored outside the leased premises with the prior consent of the landlord.

3. The tenant is liable for any damage arising in connection with these obligations. The landlord is liable for damages only under the conditions set forth in § 27.

4. The tenant is liable for damages to the leased premises and the building, as well as to the facilities belonging to the leased premises or the building, to the extent that such damages were caused by the tenant or by persons working in the tenant’s business, subtenants, visitors, suppliers, etc. If the tenant pays compensation for damages, the landlord is obligated to assign to the tenant any claims the landlord may have against the party responsible for the damage. The tenant bears the burden of proving that he is not at fault.

5. The tenant is responsible for replacing any damaged or broken windows. It is the tenant’s responsibility to obtain glass breakage insurance, unless such insurance is already in place through the landlord. If such insurance exists, the tenant shall bear the costs. To the extent that the landlord receives compensation from the insurance, this amount shall be credited to the tenant.

6. Storefront windows must always be decorated in a manner appropriate to the rental area and in an attractive fashion.

7. The tenant must keep the areas on and in front of the leased property (property grounds and public walkways) clean, safe for traffic, and in good order in accordance with applicable local regulations at all times. In this context, the tenant must also remove snow and other obstructions (e.g., leaves in the fall). The tenant shall provide the necessary equipment and materials at their own expense. In the event of black ice, the tenant must spread de-icing agents.

8. If the tenant fails to fulfill the above obligations despite a written reminder, the landlord may, without prejudice to any other rights, have the necessary work performed at the tenant’s expense.

9. The tenant must immediately notify the landlord of any defect occurring in the leased premises. The tenant is liable for any further damage caused by failure to provide timely notice.

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§ 18 Cosmetic Repairs

1. If the rental premises are handed over to the tenant in a renovated condition or in a condition not requiring renovation, the y tenant is obligated during the lease term to perform routine cosmetic repairs within the leased premises in a professional manner or to have them performed at his own expense, insofar as these are caused by the contractual use of the leased property Any necessary cosmetic repairs must be completed by the end of the lease at the latest

2. Cosmetic repairs include wallpapering or painting the walls and ceilings, painting the radiators (including heating pipes), exposed water and gas supply lines, interior doors, and the exterior doors from the inside, as well as painting the windows from the inside; for double-pane windows, the inner pane from the inside and outside and the space between them, as well as the outer pane from the inside; and the built-in cabinets that abut the wall Wood and other wood paneling on the walls, and cleaning the floors.

3. If the rental premises are not renovated or are rented out in a condition requiring renovation, the landlord is not obligated to carry out cosmetic repairs that become necessary due to the tenant’s use of the rental property in accordance with the lease agreement or bear the costs thereof.

§ 19 Minor Repairs

The tenant shall bear the costs of minor repairs up to an amount of 150 euros in individual cases for fixtures and fittings, as well as other equipment and facilities that are subject to his direct and frequent use. The minor-repairs include the repair of damage to fixtures and fittings in the rental premises related to electricity (e.g., lighting, intercom, and doorbell systems), gas (e.g., stoves, ovens), and water (e.g., faucets, sinks and drains, shower and bath fixtures, sanitary facilities including accessories), heating and cooking appliances (e.g., stoves and ovens, as well as radiator valves), window and door locks (e.g., window and door locks and hardware), as well as the fastening mechanisms for shutters and blinds, awnings, and floor coverings. The annual maximum amount for such minor repairs to be borne by the tenant shall not exceed 8% of the annual rent excluding utilities.

§ 20 Antennas, Broadband Connection

~~1. Eine Gemeinschaftsantenne ist vorhanden, ein Breitbandanschluss nicht:~~
~~Der Mieter verpflichtet sich, falls er zum Betrieb eines Rundfunk- oder Fernsehgerätes eine Außenantenne benötigt, die vorhandene Gemeinschaftsantenne zu benutzen.~~
~~Der Mieter trägt unabhängig davon, ob er ein Rundfunk- oder Fernsehgerät betreibt, die Kosten des Betriebes der Gemeinschaftsantennenanlage. Hierzu gehören die Kosten des Betriebes und der regelmäßigen Prüfung der Betriebsbereitschaft einschließlich der Einstellung durch einen Fachmann oder das Nutzungsentgelt für eine nicht zur Wirtschaftseinheit gehörende Antennenanlage.~~

~~2. Eine Gemeinschaftsantenne und ein Breitbandanschluss sind nicht vorhanden:~~
~~Der Mieter ist nach vorheriger Zustimmung des Vermieters berechtigt, eine Außenantenne fachgemäß anbringen zu lassen. Er hat zuvor dem Vermieter einen Plan der Außenantenne vorzulegen. Die Anlage hat den VDE Bestimmungen für Außenantennen zu entsprechen und darf nicht unter Verunstaltung des Grundstücks führen. Der Mieter ist verpflichtet, die Anlage in ordnungsgemäßem Zustand zu halten. Er haftet für alle durch Antennenanlagen dieser Art von ihm schuldhaft verursachten Schäden.~~
~~Ein etwaiger Anspruch des Vermieters gegenüber dem Mieter auf Duldung der Errichtung einer Gemeinschaftsantenne oder eines Breitbandanschlusses bleibt hiervon unberührt.~~

~~3. Ein Breitbandanschluss ist vorhanden:~~
~~Der Mieter verpflichtet sich, sofern er zum Betrieb eines Rundfunk- oder Fernsehgerätes eine Verstärkeranlage (Antenne oder ähnliche) benötigt, nur den zur Verfügung gestellten Breitbandanschluss zu benutzen. Er trägt die Kosten des Betriebes der mit einem Breitbandnetz verbundenen privaten Verteilanlage entsprechend Ziff. 1 Satz 2. Hierzu gehören die Kosten entsprechend Ziff. 1 sowie die laufenden Gebühren für Breitbandanschlüsse.~~

§ 21 Keeping of Pets

Animals may only be kept or temporarily housed with the prior consent of the landlord. Consent may only be denied for good cause. It applies only to the specific case and may be revoked if problems arise. The tenant is contractually liable for all damages resulting from the keeping of animals in accordance with § 833 of the German Civil Code (BGB).

Commercial Lease Agreement 08/2024-GE-COM
Publisher: Haus & Grund Verlag GmbH, Elisabethstr. 4, 44139 Dortmund, Germany Phone: +49 (0)231 / 95 83 0 Fax: +49 (0)231 / 95 83 95verlag@haus-und-grund.com www.haus-und-grund.com © Copyright Haus & Grund Verlag. Unauthorized reproduction or duplication of any kind is prohibited!

§ 22 Parking of Vehicles

1. The Lessee’s vehicles of any kind may only be parked with the Lessor’s permission and only in the designated spaces. Third-party vehicles may remain on the premises only for the time necessary to load and unload their cargo. If the tenant’s transport activities cause contamination of the courtyard, passageways, hallways, or stairways, then, the tenant must carry out the necessary cleaning.

2. Motorcycles, scooters, mopeds, bicycles with auxiliary motors, and similar vehicles may only be parked in rental units, common areas, and other parts of the property if fire safety regulations are observed and the landlord’s prior consent has been obtained. The landlord may refuse consent for good cause.

3. The tenant is liable for damage caused by the tenant’s vehicles or by third-party vehicles using the premises in accordance with § 17(3).

§ 23 Access to the Rental Premises

The landlord or his representatives may enter the rental property at reasonable intervals and after giving timely notice during normal business hours to inspect its condition. This also applies if the landlord intends to sell the property; in such cases, prospective buyers may also enter the rental property. In cases of imminent danger, the landlord may enter the rental property without prior notice and even in the tenant’s absence.

§ 24 Termination

1. Termination of the lease agreement must be in writing. The notice period begins upon receipt of the notice of termination.

2. In the case of a fixed-term lease agreement, early ordinary termination is not permitted. A lease agreement concluded for an indefinite term may be terminated by either party subject to the following notice period:

a)	☐	with one month’s notice for the end of a month, given on the last business day of the preceding month.

b)	☒	with a three-month notice period to the end of a calendar month.

c)	☐*	with a three-month notice period on the third business day of the quarter for the end of the quarter.

d)	☐	with a six-month notice period effective at the end of a calendar quarter.

If no agreement has been reached, the statutory notice period pursuant to Section 580a(2) of the German Civil Code (BGB) applies. Notice of termination must be given no later than the third business day of a calendar quarter, effective at the end of the following calendar quarter.

3. After notice of termination has been given, the tenant must tolerate the posting of rental notices or signs to a reasonable extent. Similarly, upon timely termination or other contractual termination of the lease agreement, the landlord must tolerate the posting of moving notices by the tenant.

§ 25 Termination of the Lease

1. No later than the end of the lease (the last day of the lease term), the tenant must return the leased property in a clean condition as specified in the lease, along with all keys, including those obtained by the tenant. If the tenant fails to fulfill these obligations despite being given a deadline or where no deadline is required, the landlord may claim damages. With regard to the tenant’s furnishings and any obligation to restore the property, § 15(4) applies.

2. If the lease agreement is terminated due to the tenant’s culpable conduct, and if this would justify termination without notice, the tenant is liable for any resulting damages. This applies in particular to loss of rent resulting from the premises standing vacant or from the fact that, in the event of re-letting, the previous rent cannot be achieved, unless the landlord, his vicarious agents, or legal representatives are guilty of intent or gross negligence.

3. In the event of early termination, the tenant is not exempt from the contractual obligation to pay rent.

4. In all other respects, the tenant’s obligations remain in effect until the contractual term of the lease expires. In particular, the tenant is obligated to keep storefronts, advertising displays, any display cases, and, where applicable, advertising installations decorated and operational so that the exterior appearance is maintained in accordance with the terms of the contract.

5. If the tenant continues to use the property after the lease term has expired, the lease is not extended. Section 545 of the German Civil Code (BGB) does not apply.

6. "The landlord's claims for compensation due to alterations or deterioration of the rented property are subject to a 12-month statute of limitations."
* Please check the appropriate box!

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§ 26 Majority of Tenants

1. If there are multiple tenants, they are jointly and severally liable for all obligations under the lease agreement.

2. For a statement by the landlord to be legally effective, it is sufficient for it to be received by one of the tenants. The tenants authorize one another to receive declarations of intent from the landlord. This also applies to notices of termination.

§27 Liability

The tenant may assert claims for damages to the extent that the damage results from intentional or grossly negligent conduct on the part of the landlord, his legal representative, or his vicarious agent, or from the absence of a is based on a warranted characteristic. In cases of slight negligence, the Lessor is liable for damages only if the Lessor is in default of performance, if performance has become impossible, or if the Lessor has breached a material obligation. The Lessor’s liability for all other damages is excluded. This does not apply to personal injury.

§ 28 Costs, Amendments to the Contract, Place of Jurisdiction

1. The costs and fees associated with the conclusion of this contract in the amount of shall be borne by the tenant.	-- €

2. Any side agreements, amendments, or additions to this contract are effective only if they are agreed upon in writing.

3. The contracting parties agree that the place of jurisdiction shall be
(applies only if the contracting parties are registered merchants):	Ort --

§ 29 Other Agreements

(e.g., installation and use of advertising space along with cost allocation, installation of submeters along with cost allocation, protection against competition, house rules, assigned parking spaces, further transfer of the risk of use, ceiling load)

Utility and heating costs—with the exception of electricity costs—are billed based on square footage. A copy of the previous tenant’s utility bill was provided to the tenant prior to signing the lease. —Addendum to §8, Point 2

Taking out glass breakage insurance is not mandatory. In the event of damage, the tenant shall bear the repair costs provided that the damage was caused by the tenant or the tenant’s users. – Addendum to G17, Section 5

The tenant is responsible for ensuring public safety in front of the portion of the building, hall, and office rented by them. The areas shaded in blue on the attached sketch must be cleared. - Addendum to §17, Point 7

Commercial Lease Agreement 08/2024-GE-COM
Publisher: Haus & Grund Verlag GmbH Elisabethstr. 4, 44139 Dortmund ' Phone +49 (0)231 / 95 83 0 Fax +49 (0)231 / 95 83 95 verlag@haus-und-grund.com- www.haus-und-grund.com ' Ö Copyright Haus & Grund Verlag. Reprinting and reproduction of any kind prohibited!

§ 30 Energy Performance Certificate

The landlord and tenant agree that the energy performance certificate is not part of the lease agreement and that the information contained therein does not constitute a guarantee of specific characteristics of the leased property. The tenant may not draw any conclusions regarding actual individual energy consumption from the information in the energy performance certificate, nor may the tenant derive any rights therefrom.

§31 Validity of Contractual Provisions, Substitute Agreements

Unless otherwise provided in this lease agreement, or if one or more provisions of this lease agreement are invalid are or become invalid, the statutory provisions shall apply. The validity of the remaining provisions shall remain unaffected. Should there be a violation of the written form requirement under Sections 578, 581, 550, and 126 of the German Civil Code (BGB), or should such a violation even be, the parties to the original contract mutually undertake to make all necessary declarations— to take steps and/or actions to remedy the lack of written form and, until then, to refrain from premature termination due to non-compliance with the written form. This obligation expressly does not apply to third parties who are lease agreement; such third parties are entitled to their statutory rights.

Place, Date Bochum, January 9, 2025	Place, Date Boch, January 15, 2025

Signature(s) of tenant

Signature(s) of the landlord,

When entering into a lease agreement, two identical copies must be signed by the landlord and the tenant. Each party receives a copy of the lease agreement. Shaded text fields indicate, in particular, areas where additional entries or deletions are required, or where specific text in the agreement must be highlighted. This lease agreement form has been prepared with the utmost care. Nevertheless, it cannot account for every conceivable situation, every individual case governed by tenancy law, or the sometimes differing case law of German courts. Consequently, depending on the circumstances of each individual case, different court rulings may be expected regarding identical lease agreement provisions. The use of this contract form does not replace the legal advice required in individual cases. It is therefore strongly recommended that you seek legal advice from your local Haus & Grund association or a lawyer before concluding a lease agreement. The publisher, the publishing house, and the author assume no liability for any omissions, inaccuracies, or errors, nor for changes in laws, regulations, or case law. The use of this rental agreement form is solely at the purchaser’s or user’s own risk. The foregoing disclaimer of liability does not apply to the extent that the aforementioned defects or risks are attributable to intent or gross negligence on the part of the publisher, the publishing house, or the author. The individual pages of the rental agreement form, including the attachments, supplementary agreements, site plans, etc., must be securely bound together (e.g., by stapling them with a stapler or similar device).

Commercial Lease Agreement  08/2024-GE-COM
Publisher: Haus & Grund Verlag GmbH Elisabethstr. 4, 44139 Dortmund ' Phone +49 (0)231 / 95 83 0 Fax +49 (0)231 / 95 83 95verlag@haus-und-
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Issuance of a SEPA Direct Debit Mandate

The tenant participates in the SEPA Direct Debit scheme to fulfill his payment obligations under this lease agreement.
Payee (landlord or authorized representative)

Last name, first name, married couple, company

Last name, first name, married couple, company

Street No.	Zip Code City

Creditor Identification Number	-

Mandate reference will be provided separately.

I authorize / We authorize the payee(s) to collect payments from my / our account via direct debit. At the same time, I / we hereby instruct my / our credit institution listed below to honor the direct debits drawn by the payee(s) on my / our account.

Note: I may / We may request a refund of the debited amount from my / our credit institution within eight weeks—beginning on the debit date. The terms and conditions agreed upon with my / our credit institution apply.

Payer (Account Holder)

Last name, First name, Married couple, Company

Street No.	Zip Code City

Name of the credit institution	BIC of the bank

IBAN

City, Date - -	Signature(s) of account holder / authorized signatory

Commercial Space Lease Agreement  08/2024-GE-COM
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OPERATING COSTS REGULATION

Operating costs are the following costs that the owner (leaseholder) incurs on an ongoing basis as a result of ownership (leasehold right) of the land or the intended use of the building, outbuildings, facilities, and the land. Goods and services provided by the owner or leaseholder may be valued at the amount that could be charged for an equivalent service provided by a third party, in particular a contractor; the third party’s value-added tax may not be inclu  we  en    en  e e s os en ge o en n   e  e  a ungs os en ow e  e ns an  a ungs un  ns an se  ngs os en (§ 1 (2) BetrKV). Operating costs within the meaning of § 1 BetrKV are:

This specifically includes property tax.
*	This includes the costs of water consumption, basic fees, and the costs of renting or other forms of granting use
°
of water meters, as well as the costs of their use, including the          costs of calibration, as well as the costs of calculation and allocation, the costs of maintenance of water flow regulators, and the costs of operation

-	of an in-house water supply system and a water treatment system, system, including treatment chemicals.

This includes fees for the drainage of the house and property, the costs of operating a corresponding non-public
g	system and the costs of operating a drainage pump.

“a) the operation of the central heating system, including the exhaust system; this includes the costs of the fuel consumed and its delivery, the costs of electricity for operation, the costs of operating, monitoring, and maintaining the system, the costs of regular inspections of its operational readiness and safety—including adjustments performed by a qualified technician— the cleaning of the system and the operating room, the costs of measurements pursuant to the Federal Immission Control Act, the costs of renting or otherwise obtaining the use of equipment for consumption measurement, as well as the costs of using such equipment, including the costs of calibration and the costs of calculation and allocation; or
b) the operation of the central fuel supply system, including the costs of the fuel consumed and its delivery, the costs of operating electricity, the costs of monitoring, and the costs of cleaning the system and the operating room; or
c) the independent commercial supply of heat, including from systems as defined in subparagraph (a), which includes the fee for the heat supply and the costs of operating the associated building systems in accordance with subparagraph (a), or
d) the cleaning and maintenance of floor heating systems and individual gas-fired appliances, including the costs of removing water deposits and combustion residues from the system, the costs of regular inspections of operational readiness and safety, and the associated adjustments performed by a qualified technician, as well as the costs of measurements required under the Federal Immission Control Act.

a) the operation of the central hot water supply system, including the costs of water supply as specified in item 2, to the extent they are not already accounted for there, and the costs of water heating as specified in item 4(a); or
b) the independent commercial supply of hot water, including from systems as defined in subparagraph (a); this includes the fee for the supply of hot water and the costs of operating the associated building systems in accordance with paragraph 4(a), or
c) the cleaning and maintenance of hot water appliances, including the costs of removing water deposits and combustion residues from inside the appliances, as well as the costs of regular inspections of operational readiness and safety and the associated adjustments by a qualified technician;

a) for central heating systems in accordance with Section 4(a) and Section 2, to the extent that they are not already covered therein, or
b) in the case of the independent commercial supply of heat in accordance with paragraph 4(c) and paragraph 2, to the extent that such supplies are not already covered therein, or
c) in the case of connected floor heating systems and hot water supply systems in accordance with paragraph 4(d) and paragraph 2, to the extent that they are not already accounted for therein.

This includes the costs of operating electricity, the costs of supervision, operation, monitoring, and maintenance of the system, regular testing of its operational readiness and safety, including adjustment by a qualified technician, as well as the costs of cleaning the system.
The costs of street cleaning include the fees payable for public street cleaning and the costs of corresponding non-public measures; the costs of waste disposal include, in particular, the fees payable for waste collection, the costs of corresponding non-public measures, the costs of operating waste compactors, garbage chutes, garbage suction systems, and the operation of waste volume measurement systems, including the costs of calculation and allocation.

The costs of “building cleaning” include the costs for cleaning the parts of the building used jointly by the residents, such as entrances, hallways, stairwells, basements, attics, laundry rooms, and elevator cabs.

This includes the costs of maintaining landscaped areas, including the replacement of plants and shrubs; the maintenance of playgrounds, including the replacement of sand; and the maintenance of open spaces, entrances, and driveways that are not open to public traffic.

This includes the cost of electricity for outdoor lighting and the lighting of building areas shared by residents, such as entrances, hallways, stairwells, basements, attics, and laundry rooms.

This includes street sweeping fees in accordance with the applicable fee schedule, to the extent that they are not already included as costs under Section 4(a).

These include, in particular, the costs of insuring the building against fire, storm, water, and other natural hazards, as well as glass insurance and liability insurance for the building, the oil tank, and the elevator.

This includes remuneration, social security contributions, and all monetary benefits that the owner or leaseholder grants to the building manager for his work, insofar as this does not concern maintenance, repairs, renovation, cosmetic repairs, or property management; to the extent that work is performed by the building manager, costs for services under items 2 through 10 and 16 may not be claimed.

a) the operation of the communal antenna system, including the costs of operating electricity and the costs of regular checks of its operational readiness, including its adjustment by a qualified technician, and, until June 30, 2024, the usage fee for an antenna system not belonging to the building, as well as the fees incurred under the Copyright Act for cable retransmission, or
b) the operation of the private distribution system connected to a broadband network, including the costs of operating electricity, until June 30, 2024, also the additional costs specified in subparagraph (a), as well as the ongoing monthly basic fees for broadband connections, or
c) the operation of an in-building distribution system that is fully connected via fiber optics to a public network with very high capacity as defined in Section 3(33) of the Telecommunications Act, provided that the tenant is free to choose their provider of publicly available telecommunications services via their connection, this includes the costs of operating electricity as well as a provision fee pursuant to Section 72(1) of the Telecommunications Act;

This includes the costs of operating electricity, the costs of monitoring, maintaining, and cleaning the facilities, the regular testing of their operational readiness and safety, as well as the costs of water supply in accordance with item 2, to the extent that they are not already included there.

This includes operating costs as defined in § , which are not covered by items 1 through 16.
For facilities constructed on or after December 1, 2021, Sentence 1, Item 15, subparagraphs (a) and (b) shall not apply.

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